Exhibit 4.4

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY AND ANY SECURITY ISSUED ON CONVERSION HEREOF MUST NOT TRADE THE SECURITY BEFORE MARCH 17, 2021.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR U.S. STATE SECURITIES LAWS. THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO BRIACELL THERAPEUTICS CORP. (THE “CORPORATION”), (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT PROVIDED BY (I) RULE 144 THEREUNDER IF AVAILABLE OR (II) RULE 144A THEREUNDER, IF AVAILABLE, AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE U.S. STATE SECURITIES LAWS, (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, PROVIDED THAT, IN THE CASE OF TRANSFERS PURSUANT TO (C)(I) OR (D) ABOVE, THE HOLDER HAS, PRIOR TO SUCH TRANSFER, FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE CORPORATION. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

BRIACELL THERAPEUTICS CORP.

UNSECURED CONVERTIBLE DEBENTURE

PRINCIPAL AMOUNT: $375,000 PURCHASE PRICE: $265,000	Date: November 16, 2020

1.	Promise to Pay FOR VALUE RECEIVED, the undersigned, BriaCell Therapeutics Corp. (the “Corporation”) hereby acknowledges itself indebted and promises to pay to or to the order of Evergreen Capital Management LLC, 156 W Saddle River Road, Saddle River, NJ 07458 (herein referred to as the the “Debentureholder”), the principal amount of $375,000 (the “Principal Amount”), such Principal Amount having a purchase price of $265,000 after being reduced by an original issuance discount equal to approximately 29.33%, in lawful money of Canada, at the foregoing address of the Debentureholder, or at such other place, places and/or person as the Debentureholder may direct by notice in writing to the Corporation, and to pay interest in the amount of 5% per annum to the Debentureholder on the Principal Amount outstanding from time to time, and perform all other Obligations (as hereafter defined), subject to the terms and conditions contained herein.

2.	Definitions and Interpretation

2.1	As used herein, the following terms shall have the following respective meanings, unless the context otherwise requires:

“Affiliate” has the meaning ascribed to such term in the Business Corporations Act (Ontario), as in effect on the date of this Debenture.

“Business Day” means any day except Saturday, Sunday or any other day on which the principal chartered banks in the City of Toronto, Ontario, Canada are not open for business.

“Common Share Reorganization” shall have the meaning ascribed to such term in Section 7.

“Common Shares” means fully-paid and non-assessable common shares in the capital of the Corporation as constituted on the date hereof, and after the date hereof any other shares, other securities, money or property which the Debentureholder is entitled to receive in respect or substitution thereof upon conversion of this Debenture pursuant to Section 6.

“Conversion Date” means the date on which the Debenture is received by the Corporation for conversion in accordance with the terms and conditions in Section 6.

“Conversion Price” means, subject to adjustment as provided in Section 7, $5.42 per Common Share.

“Corporation” means BriaCell Therapeutics Corp., a corporation incorporated under the laws of the Province of British Columbia and includes any successor to or of the Corporation which shall have complied with the provisions of Section 14.

“Credit Documents” means, collectively, the Debentures and all certificates, notices, agreements and other documents delivered to the Debentureholder, or entered into by the Debentureholder pursuant to or in connection with the Debentures;

“CSE” means the Canadian Securities Exchange.

“Current Market Price” shall have the meaning ascribed to the term in Section 7.1(d).

“Debenture” means this unsecured convertible debenture as it may be amended, supplemented or restated from time to time and “Debentures” means the aggregate of up to $375,000 in principal amount of Debentures (inclusive of an original discount equal to approximately 29.33%, and for greater certainty, including this Debenture) issued pursuant to the Offering.

“Debentureholder” shall have the meaning ascribed to such term in the introductory paragraph hereto.

2.

“Dividends Paid in the Ordinary Course” means cash dividends declared payable on the Common Shares in any fiscal year of the Corporation to the extent that such cash dividends do not exceed, in the aggregate, an amount greater than:

(a)	fifty (50%) percent of the retained earnings of the Corporation as at the end of its immediately preceding fiscal year; and

(b)	one hundred (100%) percent of the aggregate consolidated net income of the Corporation, determined before computation of extraordinary items, for its immediately preceding fiscal year;

“Encumbrance” means any mortgage, charge, pledge, hypothecation, lien, assignment, lease intended as security, conditional sale agreement or other title retention arrangement, security interest or other encumbrance of any nature creating in favour of any Person a right or interest in respect of real or personal property that is prior to the right of any other creditor or claimant in respect of such property;

“Event of Default” shall have the meaning ascribed to such term in Section 8.2.

“Expiration Time” means 5:00 pm (Toronto time) on the Maturity Date.

“Indebtedness” means, at any time and from time to time, all of the Principal Amount, any accrued and unpaid interest and any other amount owing pursuant to this Debenture, including any Prepayment Penalty and/or Default Penalty, in each case which has not been paid to the Debentureholder by the Corporation.

“Interest Rate” shall have the meaning ascribed to such term in Section 4.1.

“Maturity Date” means the earlier of (i) November 16, 2025, (ii) the date the Corporation completes a Qualified Financing, or (iii) such earlier date as the principal amount hereof may become due, subject to and in accordance with the terms, conditions and provisions hereof, subject to extension upon mutual agreement of the parties.

“Material Adverse Change” means a material adverse effect on (i) the ability of the Corporation to pay its obligations hereunder as and when due; (ii) the business, operation, prospects, assets or condition, financial or otherwise, of the Corporation or any Subsidiary; or (iii) the ability of the Corporation or any Subsidiary to perform any other material obligations to the Debentureholder under this Debenture or any other present or future agreements in respect of the property and assets of the Corporation.

“Obligations” means all Indebtedness, liability and other obligations of the Corporation hereunder or under the Subscription Agreement and any other agreement between the Corporation and the Debentureholder.

“Offered Securities” any equity or voting securities, or securities convertible into or exchangeable for equity or voting securities, of the Corporation;

“Offering” means the private placement offering of $365,000 in aggregate principal amount of Debentures by the Corporation pursuant to a subscription agreement entered into between the Corporation and the Debentureholder;

3.

“Person” includes an individual, a trust, a partnership, a body corporate or politic, a syndicate, a joint venture, a company, an association and any other form of incorporated or unincorporated organization or entity.

“Principal Amount” has the meaning ascribed thereto in Section 1.

“Qualified Financing” means the sale by the Corporation of $2,000,000 or more of Offered Securities in the aggregate, in one or more closings or tranches.

“Recognized Exchange” means the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Select Market, the NASDAQ Global Market, the CSE, the TSX Venture Exchange or the Toronto Stock Exchange.

“Rights Offering” shall have the meaning ascribed to such term in Section 7.

“Securities Laws” means, collectively, the applicable securities laws of the relevant jurisdictions, the regulations, rules, rulings and orders made thereunder, the applicable policy statements issued by the securities regulators thereunder, the securities legislation and policies of each other relevant jurisdiction and the rules of the relevant stock exchange, in each case in effect from time to time.

“Special Distribution” shall have the meaning ascribed to such term in Section 7.

“Subscription Agreement” means a Subscription Agreement of even date between the Corporation and the Debentureholder providing for the issuance of the Debenture of the Corporation, as it may be amended, supplemented or restated from time to time.

“Subsidiary” means a business entity which is controlled, directly or indirectly by another business entity (as used herein “business entity” includes a corporation, company, partnership, limited partnership, trust or joint venture).

“Warrants” means the Common Share purchase warrants issued by the Corporation to the Debentureholder on or about the date hereof.

2.2	Interpretation

Words importing the singular only shall include the plural and vice versa, words importing the masculine gender shall include the feminine gender and words importing persons shall include firms and corporations and vice versa.

2.3	Headings

The division of this Debenture into Articles and Sections and the use of headings are for convenience of reference only and shall not affect the construction or interpretation of this Debenture.

2.4	Time of Essence

Time is of the essence of this Debenture.

4.

2.5	Currency

Unless otherwise specified, all dollar amounts in this Debenture, including the symbol “$”, refer to Canadian currency.

2.6	Business Day

If the date upon which any amount is payable by the Corporation, or upon which any other action is required to be taken by the Corporation hereunder, is not a Business Day, then such amount shall be payable or such other action shall be taken on or by the next succeeding Business Day.

3.	Payment

(a)	Unless the Indebtedness is redeemed or converted in accordance with this Debenture, the Corporation shall pay to the Debentureholder the Indebtedness on the Maturity Date.

(b)	Upon the Principal Amount and interest (including interest on amounts in default, if any) on this Debenture and all other money payable hereunder having been paid or satisfied, the Debentureholder shall, at the request of the Corporation, release and discharge this Debenture. Upon such request, the Debentureholder shall execute and deliver such instruments as it shall be advised by the Corporation’s counsel are requisite to release the Corporation from its covenants herein contained.

4.	Interest

4.1	The Principal Amount and any penalties, including the Prepayment Penalty (as defined herein) and the Default Penalty (as defined herein) outstanding shall bear interest at a rate of 5% (subject to Section 4.2) per annum (the “Interest Rate”), calculated and payable, in cash, not in advance, accrued from the date hereof and payable on the Maturity Date.

4.2	Upon an Event of Default, the Interest Rate shall increase to 12% per annum from the date of the Event of Default until the date such Event of Default is cured.

4.3	Notwithstanding the foregoing provisions of this Section 4, or anything contained herein, or in any document entered into in connection herewith to the contrary, in the event that any provision of this Debenture or any document entered into in connection herewith would oblige the Corporation to make any payment of interest or other amount payable to the Purchaser in an amount or calculated at a rate which would be prohibited by any Applicable Law or would result in the receipt by the Purchaser of interest at a criminal or prohibited rate (as such terms are construed under the Criminal Code (Canada) or any other Applicable Law), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with the same effect as if adjusted at the original date of this Debenture to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by any Applicable Law or so result in the receipt by the Purchaser of interest at a criminal or prohibited.

5.

5.	Redemption by the Corporation

5.1	Subject to Section 6, the Corporation may, at its option, subject to providing not less than 30 days prior written notice to the Debentureholder, prepay any amount of the Principal Amount of the Debenture during the 120 period following the date of this Debenture, without penalty (“Redemption”). After 120 days following the date of this Debenture, and only if the Corporation elects to prepay the Debenture prior to November 16, 2021 the Corporation is required to pay a prepayment penalty equal to 35% of the Principal Amount of the Debenture (the “Prepayment Penalty”). For greater certainty, the Prepayment Penalty shall only be satisfied by the Corporation in cash and the Corporation shall not under any circumstances satisfy the Prepayment Penalty with the issuance of Common Shares.

6.	Conversion by the Debentureholder

6.1	Subject to the provisions of this Debenture, including Section 5.1 and Section 8.3 of this Debenture and any regulatory approval, the Debentureholder shall have the right, at the option of the Debentureholder during the period beginning on May 16, 2021, to the close of business on the Business Day before the Maturity Date, and the Business Day preceding the date fixed for Redemption (the “Conversion Date”), to elect to convert a part, or all, of the Indebtedness then outstanding into Common Shares at the Conversion Price, subject to adjustment in certain events as described in Section 7 (“Conversion Right”).

6.2	In no event shall the Conversion Right of this Debenture exceed five (5) years following the date hereof.

6.3	Fractional Common Shares will not be issued on any conversion and if any fractional Common Shares would be delivered upon conversion of any amount hereunder, the number of Common Shares to be issued shall be rounded down to the nearest whole Common Share. If the Debentureholder desires to convert the Indebtedness, subject to Section 5.1 and Section 8.3 of this Debenture, it shall send to the Corporation prior to the date on which the Indebtedness is to be converted into Common Shares (the “Exercise Date”) a notice, in the form of Schedule “A” (the “Conversion Notice”), of the conversion specifying the Exercise Date and the number of Common Shares to be issued upon conversion. On the Exercise Date, the Debentureholder shall be entered in the books of the Corporation as the holder of the number of Common Shares resulting from the conversion and shall be treated for all purposes (including the right to receive dividends) as the holder of record of such Common Shares which shall be deemed outstanding as fully paid and non-assessable. The Corporation must maintain at all times sufficient authorized but unissued Common Shares solely for the purpose of issue upon exercise of the Conversion Right in accordance with the terms hereof, and conditionally allot to the Debentureholder, such number of Common Shares as shall then be issuable upon the conversion of any portion of the Indebtedness, subject to Section 5.1 and Section 8.3 of this Debenture, and the Corporation covenants with the Debentureholder that all Common Shares which shall be so issuable pursuant to the Conversion Right shall be duly and validly issued as fully paid and non-assessable.

6.

6.4	If the Debentureholder sends a Conversion Notice, the Debentureholder must thereafter surrender this Debenture to the Corporation in exchange for Common Share certificates (the “Share Certificates”) of Corporation in the name of Debentureholder evidencing the ownership of that number of Common Shares specified in the Conversion Notice. As soon as practicable after the surrender of this Debenture by the Debentureholder to the Corporation (but in no event prior to the Exercise Date), the Corporation shall deliver or arrange for the delivery of the Share Certificates (or a DRS Advice in lieu of the Share Certificates) to the Debentureholder. In the event of the conversion of this Debenture in part, the Corporation shall, without charge, forthwith execute and deliver to the Debentureholder a new debenture in a principal amount equal to the unconverted part of this Debenture so surrendered in the same form as this Debenture, except as to Principal Amount.

6.5	If the Debentureholder fails to surrender this Debenture within five (5) days from the Exercise Date, the Share Certificates will be set aside in trust for the Debentureholder and such setting aside shall for all purposes be deemed to satisfy the Corporation’s obligations to the Debentureholder pursuant to this Section 6 and the Debentureholder shall have no right, except upon surrender of this Debenture to the Corporation, to receive the Share Certificates.

6.6	The Corporation shall deliver the Share Certificate as soon as reasonably possible, but not later than three (3) Business Days following the receipt of the original Debenture from the Debentureholder.

7.	Adjustment of Conversion Price

7.1	The Conversion Price in effect at any date shall be subject to adjustment from time to time as follows:

(a)	If and whenever at any time after the date hereof and prior to the Expiration Time the Corporation shall:

(i)	issue Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all of the Corporation’s shareholders as a stock dividend or make a distribution on its outstanding Common Shares (other than as Dividends Paid in the Ordinary Course);

(ii)	subdivide or redivide its outstanding Common Shares into a greater number of Common Shares; or

(iii)	consolidate, reduce or combine its outstanding Common Shares into a smaller number of Common Shares;

(each of the events enumerated in the clauses (i), (ii) and (iii), above, being hereinafter referred to as a “Common Share Reorganization”), the Conversion Price shall be adjusted effective immediately after the record date or effective date, as the case may be, which is used to determine the holders of outstanding Common Shares for the happening of a Common Share Reorganization, by multiplying the Conversion Price in effect immediately prior to such record date or effective date by a fraction, the numerator of which shall be the number of Common Shares outstanding on such record date or effective date, as the case may be, before giving effect to such Common Shares Reorganization, and the denominator of which shall be the number of Common Shares outstanding as of the effective date or record date, as the case may be, after giving effect to such Common Share Reorganization (including, in the case where securities exchangeable for or convertible into Common Shares are distributed, the number of Common Shares that would have been outstanding had such securities been fully exchanged or exercised for or converted into Common Shares on such record date or effective date, as the case may be).

7.

(b)	If and whenever at any time after the date hereof and prior to the Expiration Time, the Corporation shall fix a record date for the issuance of rights, options or warrants to all or substantially all of the holders of the outstanding Common Shares with respect to the payment of dividends or the return of capital, including the Common Shares pursuant to which such shareholders are entitled, directly or indirectly, during a period expiring not less than 21 days and not more than 90 days after such record date (the “Rights Period”), to subscribe for or purchase Common Shares at a price per share to the holder of less than 95% of the Current Market Price on such record date or to subscribe for or purchase securities (in this paragraph (b) referred to as “Exchangeable Securities”) exchangeable or exercisable for or convertible into Common Shares at an effective subscription price per Common Shares (giving effect to the terms of such subscription or purchase and of such exchange or conversion privilege) of less than 95% of the Current Market Price on such record date (any of such events being hereinafter called a “Rights Offering”), then the Conversion Price shall be adjusted effective immediately after the end of the Rights Period to a price determined by multiplying the Conversion Price in effect immediately prior to the end of the Rights Period by a fraction:

(i)	the numerator of which shall be the aggregate of:

(A)	the number of Common Shares outstanding as of the record date for the Rights Offering, and

(B)	a number determined by dividing: (I) either (1) the product of the number of Common Shares issued or subscribed for during the Rights Period and the price per share at which such Common Shares are acquired; or, as the case may be, (2) the product of the exchange, exercise or conversion price of the Exchangeable Securities and the maximum number of Common Shares for or into which such Exchangeable Securities distributed under the Rights Offering may be exchanged, exercised or converted; by (II) the Current Market Price as of the record date for the Rights Offering; and

(ii)	the denominator of which shall be the number of Common Shares outstanding immediately after the end of the Rights Period (after giving effect to the Rights Offering, including the number of Common Shares actually issued or subscribed for during the Rights Period upon exercise of the rights, warrants or options distributed under the Rights Offering and the number of Common Shares that would have been issued had all Exchangeable Securities been exchanged or exercised for or converted into Common Shares).

8.

For the purposes of any computation made in accordance with this subsection 7.1(b), Common Shares owned legally or beneficially by the Corporation or a subsidiary or any other affiliate (as such terms are defined in the Securities Act (Ontario)) of the Corporation shall be disregarded. To the extent that any adjustment in the Conversion Price occurs pursuant to this subsection 7.1(b) as a result of the fixing by the Corporation of a record date for the issue or distribution of rights, options or warrants referred to in this subsection 7.1(b), the Conversion Price shall be readjusted immediately after the expiry of any relevant exchange, conversion or exercise right to the Conversion Price which would then be in effect based upon the number of Common Shares actually issued and remaining issuable after such expiry and shall be further readjusted in such manner upon the expiry of any further such right.

(c)	If and whenever at any time after the date hereof and prior to the Expiration Time the Corporation shall fix a record date for the issue or the distribution to all or substantially all of the holders of one or more classes of outstanding Common Shares of: (i) shares of any class other than Common Shares; (ii) rights, options or warrants to acquire Common Shares or securities exchangeable for or convertible into Common Shares (excluding those referred to in Section 7.1(b)); (iii) evidences of the Corporation’s indebtedness; or (iv) any property or other assets (including cash), and if such issuance or distribution does not constitute Dividends Paid in the Ordinary Course, a Common Share Reorganization or a Rights Offering (any of such non-excluded events being herein called a “Special Distribution”), the Conversion Price shall, subject to the prior written approval of any stock exchange or over-the-counter market on which the Common Shares are then listed or quoted for trading, if required, be adjusted effective immediately after such record date to a price determined by multiplying the Conversion Price in effect on such record date by a fraction:

(i)	the numerator of which shall be:

(A)	the product obtained when the number of Common Shares outstanding on such record date is multiplied by the Current Market Price on such record date; less

(B)	the excess, if any, of (1) the fair market value, as determined by action by the directors of the Corporation (whose determination shall be conclusive), which action shall be subject to the prior written approval of any stock exchange or over-the-counter market on which the Common Shares are then listed or quoted for trading, if required, to the holders of the Common Shares of the shares, rights, options, warrants, evidences of indebtedness or property or other assets issued or distributed in the Special Distribution, over (2) the fair market value of any consideration received therefore by the Corporation from the holders of the Common Shares, as determined by action by the directors of the Corporation (whose determination shall be conclusive); and

9.

(ii)	the denominator of which shall be the product obtained when the number of Common Shares outstanding on such record date is multiplied by the Current Market Price on such record date.

To the extent that such distribution is not so made, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed or to the Conversion Price which would then be in effect based upon such shares or rights, options or warrants or evidences of indebtedness or assets actually distributed.

For the purposes of any computation made in accordance with this subsection 7.1(c), Common Shares owned legally or beneficially by the Corporation or a subsidiary or any other affiliate (as such terms are defined in the Securities Act (Ontario)) of the Corporation shall be disregarded.

(d)	For the purpose of any computation under this Debenture, the “Current Market Price” in respect of a Common Share at any date means the volume weighted average price per share for the 10 consecutive trading days ending not more than three business days before such date when the securities are listed on the facilities of the TSX Venture Exchange, or if the Common Shares are not then listed on the TSX Venture Exchange, on such other stock exchange on which the Common Shares trade as may be selected by the directors of the Corporation for such purpose; the volume weighted average price shall be determined by dividing the aggregate of the sale prices of all such shares sold on such exchange, during such 10 consecutive trading days by the total number of such shares so sold; or if:

(i)	the Common Shares are not listed upon a nationally-recognized stock exchange; or

(ii)	within such 10 consecutive trading days there have not been at least five days in which at least 100 Common Shares have traded,

the Current Market Price in respect of a Common Share shall be determined by the directors of the Corporation acting reasonably and in good faith;

(e)	In any case in which Section 7 shall require that an adjustment become effective immediately after a record date or agreement date for an event referred to herein, the Corporation may defer, until the occurrence of such event, issuing or transferring to the Debentureholder who converts on a Conversion Date after such record date or agreement date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment of the Conversion Price required by such event before giving effect to such adjustment provided, however, that the Corporation shall deliver to the Debentureholder an appropriate instrument evidencing the Debentureholder’s right to receive such additional Common Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Common Shares declared in favour of holders of record of such Common Shares on and after the Conversion Date or such later date as such Debentureholder would, but for the provisions of this Section 7.1(e), have become the holder of record of such additional Common Shares.

10.

(f)	The adjustments provided for in Section 7 are cumulative and shall apply to successive subdivisions, re-divisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this Section, provided that, notwithstanding any other provision of this Section, no adjustment of the Conversion Price shall be required unless such such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Price then in effect;.

(g)	In the event of any dispute arising with respect to the adjustments provided in Section 7, such question shall be conclusively determined by the auditors of the Corporation) who shall have access to all necessary records of the Corporation and such determination shall be binding upon the Corporation and the Debentureholder.

(h)	If any Common Shares to be issued upon the conversion of this Debenture hereunder require any filing with, or registration with or approval of any governmental authority or compliance with any other requirement under any law before such shares may be validly issued upon such conversion or traded by the person to whom they are issued pursuant to such conversion, the Corporation will take all action as may be necessary to secure such filing, registration, approval or compliance, as the case may be.

(i)	Notwithstanding the foregoing, nothing in Section 7 shall in any manner compromise or derogate from any rights the Debentureholder may have to approve any transaction contemplated by Section 7, whether in its capacity as a shareholder (if applicable), as a Debentureholder or otherwise.

(j)	No adjustment in the Conversion Price shall be made in respect of any event described in Sections 7.1(a), other than the events referred to in clauses 7.1(a)(i) and 7.1(a)(iii), if the Debentureholder is, without converting this Debenture, entitled to participate in such event on the same terms mutatis mutandis as if the Debentureholder had received Common Shares as a result of having converted this Debenture prior to or on the effective date or record date of such event; provided that such participation shall be subject to receipt of all necessary regulatory approvals.

(k)	Notwithstanding anything in this 7.1, no adjustment shall be made in the conversion rights attached to this Debenture if the issue of Common Shares is being made in connection with any share incentive plan or restricted share unit plan or share purchase plan in force from time to time for directors, officers, employees, consultants or other service providers of the Corporation.

(l)	If in the opinion of the directors of the Corporation the provisions of Section 7 are not strictly applicable, or if strictly applicable would not fairly protect the rights of the Debentureholder in accordance with the intent and purposes hereof, the directors of the Corporation shall make any adjustment in such provisions as the directors of the Corporation deems appropriate, acting reasonably, for the benefit of the Debentureholder.

11.

7.2	Reclassifications, Reorganizations, etc. In case of any amalgamation of the Corporation with, or merger of the Corporation into, any other corporation with the result that the Corporation ceases to exist in its present capacity, or in case of any sale, transfer or other disposition of all or substantially all of the assets of the Corporation, the successor corporation or holder of the corporation’s assets as the case may be shall, and the Corporation shall cause such successor corporation or holder of the corporation’s assets to, give notice in the manner specified in Section 18 to the Debentureholder. Such notice shall confirm that the Debentureholder shall have the right to convert the Debenture into the kind and amount of Common Shares and other securities and property receivable upon such amalgamation, merger or sale such holder would have been entitled to receive as a result of such amalgamations, mergers, sales, transfers or other dispositions, if, on the effective date thereof, the Debentureholder had been the registered holder of the number of Common Shares to which it was until then entitled upon conversion of the Debenture. Such notice shall confirm adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section. The above provisions of this Section 7.2 shall similarly apply to successive amalgamations, mergers, sales, transfers or other dispositions.

7.3	Certificates as to Adjustment The Corporation shall from time to time forthwith after the occurrence of any event which requires adjustment or readjustment as provided in Section 7, deliver to the Debentureholder, an officer’s certificate specifying the nature of the event requiring the adjustment or readjustment and the amount of the adjustment or readjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

7.4	Notice of Special Matters The Corporation covenants that so long as this Debenture remains outstanding, it will give notice to the Debentureholder at the address provided for in Section 18, of its intention to fix a record date or agreement date for any event which may give rise to an adjustment in the Conversion Price and, in each case, such notice shall specify the particulars of such event and the record date, the agreement date and the effective date for such event, provided that the Corporation shall only be required to specify in such notice such particulars of such event as shall have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than seven (7) Business Days in each case prior to such applicable record date. The Corporation shall not during the period of such notice close the transfer books for Common Shares so as to prevent the conversion of this Debenture or fix a record date for voting so as to prevent the Common Shares resulting from a conversion of this Debenture from being voted. Nothing in this Section 7.4 shall in any manner derogate from or compromise the Debentureholder’s rights to receive notice pursuant to any applicable laws.

12.

8.	Covenants and Events of Default and Representations

8.1	Covenants The Corporation covenants and agrees, on its own behalf and on behalf of each Subsidiary (where applicable) with the Debentureholder that, so long as this Debenture is outstanding and in force and except as otherwise permitted by the prior written consent of the Debentureholder:

(a)	To Pay Principal and Interest: The Corporation will duly and punctually pay or cause to be paid to the Debentureholder the Principal Amount and interest accrued on the Debentures, at the places and in the manner mentioned herein and in the Debentures.

(b)	Notice of Event of Default: The Corporation shall forthwith notify the Debentureholder of the occurrence of any Event of Default or any event of which it is aware which with notice or lapse of time or both would constitute an Event of Default together with full details and any action proposed to be taken.

(c)	Preservation of Existence, etc: Subject to the express provisions hereof, the Corporation will carry on and conduct its activities, and cause its Subsidiaries to carry on and conduct their business, in a business-like manner and in accordance with good business practices; and, subject to the express provisions hereof, it will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and rights.

(d)	Keeping of Books: The Corporation will keep or cause to be kept proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Corporation and each Subsidiary in accordance with generally accepted accounting principles.

(e)	Maintain Listing: The Corporation will maintain the listing of the Common Shares on the TSX Venture Exchange or other Recognized Exchange, and to maintain the Corporation’s status as a “reporting issuer” not in default of the requirements of the applicable Securities Laws; provided that the foregoing covenant shall not prevent or restrict the Corporation from carrying out a transaction to which Section 14 would apply if carried out in compliance with Section 14 even if as a result of such transaction the Corporation ceases to be a “reporting issuer” in all or any of the provinces of Canada or the Common Shares cease to be listed on the TSX Venture Exchange or any other stock exchange.

(f)	Withholding Matters: All payments made by or on behalf of the Corporation under or with respect to the Debentures (including, without limitation, any penalties, interest and other liabilities related thereto) will be made free and clear of and without withholding, or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other liabilities related hereto) imposed or levied by or on behalf of the Government of Canada or the United States or elsewhere, or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (“Withholding Taxes”), unless the Corporation is required by law or the interpretation or administration thereof, to withhold or deduct any amounts for, or on account of Withholding Taxes. If the Corporation is so required to withhold or deduct any amount for, or on account of, Withholding Taxes from any payment made under or with respect to the Debentures, the Corporation shall deduct and withhold such Withholding Taxes from any payment to be made or with respect to the Debentures and, provided that the Corporation forthwith remits such amount to the relevant governmental authority or agency, the amount of any such deduction or withholding will be considered an amount paid in satisfaction of the Corporation’s obligations under the Debentures. There is no obligation on the Corporation to gross-up or pay additional amounts to a holder of Debentures in respect of such deductions or withholdings. For greater certainty, if any amount is required to be deducted or withheld in respect of Withholding Taxes upon a conversion of a Debenture, the Corporation shall be entitled to liquidate such number of Common Shares (or other securities) issuable as a result of such conversion as shall be necessary in order to satisfy such requirement. The Corporation shall provide the Debentureholder with copies of receipts or other communications relating to the remittance of such withheld amount or the filing of any forms received from such government authority or agency promptly after receipt thereof.
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(g)	No Encumbrances: The Corporation shall not permit any lien or Encumbrance to be made or exist upon its property and assets.

(h)	No Material Change of Business: The Corporation will notify the Debentureholder in the event of any Material Adverse Change. The Corporation will notify the Debentureholder in the event it receives notice of any regulatory, governmental or criminal citation, notice of violation, investigation or proceeding that may have a material impact on the Corporation’s license, business activities or operations. The Corporation will notify the Debentureholder in the event it receives notice of any non-compliance citations or notices of violations, of which the Corporation is aware, that may have a material impact on the investee’s, supplier’s or customers’ license, business activities or operations.

(i)	Securities Law Disclosure, Publicity: The Corporation shall, by 9:30 a.m. (Toronto time) on the Business Day immediately following the date hereof, issue a press release disclosing the material terms of the transactions contemplated hereby. From and after the issuance of such press release, the Corporation represents to the Debentureholder that it shall have publicly disclosed all material, non-public information in connection with the transaction contemplated by the Credit Documents. The Corporation and Debentureholder shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Corporation nor any Debentureholder shall issue any such press release nor otherwise make any such public statement without the prior consent of the Corporation, with respect to any press release of any Debentureholder, or without the prior consent of each Debentureholder, with respect to any press release of the Corporation, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. The Corporation shall not, and shall cause each of its Subsidiaries and each of their respective officers, directors, employees, affiliates and agents, not to, provide any Debentureholder with any material, nonpublic information regarding the Corporation or any of its Subsidiaries from and after the date hereof without the express prior written consent of such Debentureholder.

14.

If a Debentureholder has, or believes it has, received any such material, nonpublic information regarding the Corporation or any of its Subsidiaries from the Corporation, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, it may provide the Corporation with written notice thereof. The Corporation shall, within one (1) Business Day of receipt of such notice, make public disclosure of such material, nonpublic information. In the event of a breach of the foregoing covenant by the Corporation, any of its Subsidiaries, or any of its or their respective officers, directors, employees, affiliates and agents, in addition to any other remedy provided herein or in the Transaction Documents, a Debentureholder shall have the right to make a public disclosure, in the form of a press release of such material, nonpublic information. No Debentureholder shall have any liability to the Corporation, its Subsidiaries, or any of its or their respective officers, directors, employees, affiliates, stockholders or agents for any such disclosure. To the extent that the Corporation delivers any material, nonpublic information to a Debentureholder without such Debentureholder’s consent, the Corporation hereby covenants and agrees that such Debentureholder shall not have any duty of confidentiality to the Corporation, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent with respect to, or a duty to the Corporation, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent not to trade on the basis of, such material, nonpublic information. Notwithstanding the foregoing, the Corporation shall not publicly disclose the name of any Debentureholder, or include the name of any Debentureholder in any filing with the any regulatory agency or the TSX Venture Exchange, without the prior written consent of such Debentureholder, except: (a) as required by Securities Law in connection with the filing of final Credit Documents with the TSX Venture Exchange and (b) to the extent such disclosure is required by Securities Laws, in which case the Corporation shall provide the Debentureholders with prior notice of such disclosure permitted under this clause (b).

8.2	Events of Default Unless waived in writing by the Debentureholder, any one or more of the following events shall constitute an Event of Default hereunder:

(a)	failure for 10 Business Days to pay interest on the Debentures when due;

(b)	failure to pay the outstanding Principal Amount (whether by way of payment of cash or delivery of Common Shares), if any, when due on the Debentures whether at maturity, upon redemption, by declaration or otherwise;

(c)	default in the delivery, when due, of any Common Shares or other consideration, payable on conversion with respect to the Debentures, which default continues for three (3) Business Days;

(d)	default in the observance or performance of any covenant or condition of the Debenture by the Corporation and such default, if capable of being remedied, is not remedied within 10 Business Days;

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(e)	if a decree or order of a Court having jurisdiction is entered adjudging the Corporation a bankrupt or insolvent under the Bankruptcy and Insolvency Act (Canada) or any other bankruptcy, insolvency or analogous laws, or issuing sequestration or process of execution against, or against any substantial part of, the property of the Corporation, or appointing a receiver of, or of any substantial part of, the property of the Corporation or ordering the winding-up or liquidation of its affairs, and any such decree or order continues unstayed and in effect for a period of 60 days;

(f)	if the Corporation institutes proceedings to be adjudicated a bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it under the Bankruptcy and Insolvency Act (Canada) or any other bankruptcy, insolvency or analogous laws, or consents to the filing of any such petition or to the appointment of a receiver of, or of any substantial part of, the property of the Corporation, or any Subsidiary or makes a general assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due;

(g)	if, after the date of this Debenture, the Corporation or any of its Subsidiaries issues a convertible security or equity-linked security (whether such debt begins with a convertible feature or such feature is added at a later date) with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Debentureholder in this Debenture, including the issuance of warrants or extent of warrant coverage even if merely based on a reduction of the conversion price or original issuance discount, or more favorable terms than the Warrants, (types of terms contained in the other security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, conversion look back periods, interest rates, original issue discount percentages and warrant coverage);

(h)	if, after the date of this Debenture, any proceedings with respect to the Corporation are taken with respect to a compromise or arrangement, with respect to creditors of the Corporation generally, under the applicable legislation of any jurisdiction; or

(i)	if the Corporation fails to complete a Qualified Financing by September 16, 2021.

8.3	Acceleration and Penalty Upon the occurrence of any one or more of the Events of Default:

(a)	a penalty payment equal to 40% of the Principal Amount of the Debenture will be added to the Principal Amount of the Debenture (the “Default Penalty”) and such Default Penalty, if applicable, shall be satisfied by the Corporation in cash, and the Corporation shall not under any circumstances satisfy the Default Penalty with the issuance of Common Shares; and

(b)	the Indebtedness outstanding at that time shall be accelerated, and shall become immediately due and payable at the option of the Debentureholder. Alternatively, upon the occurrence of any one or more of the Events of Default, the Debentureholder may, by giving written notice thereof to the Corporation, elect to convert, subject to Section 5.1 and Section 8.3 of this Debenture, in whole or in part, the Indebtedness then outstanding into Common Shares at the Conversion Price and in accordance with the terms hereof, notwithstanding the limitation set forth in Section 6.1.

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8.4	Remedies Cumulative The rights and remedies of the Debentureholder hereunder are cumulative and in addition to and not in substitution for any rights or remedies provided by law.

8.5	Non-Merger The taking of a judgment or judgments or any other action or dealing whatsoever by the Debentureholder in respect of any security given by the Corporation (if any) to the Debentureholder shall not operate as a merger of any indebtedness or liability of the Corporation to the Debentureholder or in any way suspend payment or affect or prejudice the rights, remedies and powers, legal or equitable, which the Debentureholder may have in connection with such liabilities and the surrender, cancellation or any other dealings with any security for such liabilities shall not release or affect the liability of the Corporation hereunder or any security held by the Debentureholder. All Obligations shall survive the Maturity Date until all Obligations of the Corporation hereunder have been satisfied and discharged in accordance with this Debenture.

9.	Person Entitled to Payment

The Debentureholder shall be entitled to payment of all amounts due hereunder free from all equities or rights of set-off or counterclaim between the Corporation and the original or any intermediate Debentureholder hereof and all persons may act accordingly and a transferee of this Debenture shall become the Debentureholder of this Debenture free from all equities or rights of set-off or counterclaim between the Corporation and the transferor or any previous Debentureholder hereof, save in respect of equities of which the Corporation is required to take notice by statute or by order of a court of competent jurisdiction.

10.	Supplement to Debenture

10.1	From time to time the Corporation shall, when so directed by the Debentureholder, execute, acknowledge and deliver by its proper officers, deeds or instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)	making such provisions not inconsistent with this Debenture as may be necessary or desirable with respect to matters or questions arising hereunder, including the making of any modifications in the form of the Debenture which do not affect the substance thereof and which provisions and modifications will not, in the opinion of the Debentureholder’s solicitor, be prejudicial to the interests of the Debentureholder;

(b)	evidencing the succession or the successive successions of other corporations to the Corporation and the covenants of and obligations assumed by any such successor in accordance with the provisions of this Debenture; and

(c)	for any other purpose not inconsistent with the terms of this Debenture.

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10.2	The Corporation may correct any typographical or other manifest errors in this Debenture, provided that in the opinion of the Debentureholder’s solicitor such corrections will not prejudice the rights of the Debentureholder hereunder and may execute all such documents as may be necessary to correct such errors.

11.	Mutilation, Loss, Theft or Destruction

In case this Debenture shall become mutilated or be lost, stolen or destroyed, the Corporation shall execute and deliver a new Debenture having the same date of issue upon surrender and cancellation of the mutilated Debenture, or in case this Debenture is lost, stolen or destroyed, in lieu of and in substitution for the same. In case of loss, theft or destruction the person applying for a substituted Debenture shall furnish to the Corporation such evidence of such loss, theft or destruction as shall be satisfactory to the Corporation, shall furnish an indemnity satisfactory to the Corporation (but in any event in an amount not exceeding the principal amount outstanding) and shall pay all reasonable expenses incidental to the issuance of any substituted Debenture.

12.	Debentureholder Not a Shareholder

This Debenture shall, in itself, not confer or be construed as conferring upon the Debentureholder any right or interest whatsoever as a shareholder of the Corporation, including, but not limited to, the right to vote at, to receive notice of, or to attend meetings of shareholders or any other proceedings of the Corporation, or the right to receive dividends and other distributions.

13.	Transfer of Debentures

13.1	The Corporation shall maintain a register on which are recorded the names and addresses of each holder hereof. Subject to compliance with the terms of this Debenture and with applicable laws and regulations, a transfer shall be recorded by the Corporation in the register of holders hereof maintained by the Corporation, upon surrender of this Debenture with the Transfer Form in the form attached hereto as Schedule “B” duly completed by the Debentureholder or by its duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or other authority to transfer on behalf of the Debentureholder. Upon each transfer the Corporation shall cancel this Debenture and execute and deliver such replacement debenture as is required, in the form hereof.

13.2	Restrictions on Transfers: The Corporation shall not register any transfers of the Debenture or issue or transfer any Common Shares issuable on conversion of the Debenture:

(a)	to a United States person, any person in the United States or any person for the account or benefit of a United States person or a person in the United States except pursuant to Rule 144 under the United States Securities Act of 1993, as amended (the “U.S. Securities Act”), if available;

(b)	in connection with any transfers or conversions which are otherwise not in compliance with (i) the U.S. Securities Act and the regulations thereunder if applicable, (ii) the Securities Act (Ontario) and the rules and regulations thereunder, (iii) applicable securities laws and regulations of other relevant jurisdictions, or (iv) the policies of the TSX Venture Exchange; and

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(c)	within four months and a day from the Closing Date, unless the Corporation and its legal counsel are satisfied, acting reasonably, that it is permitted under applicable Securities Laws and under the policies of the TSX Venture Exchange.

Notwithstanding anything to the contrary contained herein but subject to the terms of this Section 13, no assignment or transfer of any right or interest in this Debenture shall be permitted except upon the occurrence of an Event of Default, upon which the Debentureholder shall have the right to assign this Debenture without consent of the Corporation, and in compliance with applicable Securities Laws and the transferee, assignee or Debentureholder as the case may be, furnishes to the Corporation such evidence as the Corporation may reasonably require in order to satisfy itself with respect to the foregoing. No prior written consent of the Corporation is required to permit the assignment or transfer of any right or interest in this Debenture by a Debentureholder to any affiliate of the Debentureholder or to any investment fund managed by the Debentureholder’s manager or its affiliate provided the other conditions to such assignment or transfer as provided in this Section 13 are satisfied. Any purported assignment or transfer of any right or interest in this Debenture by a Debentureholder that is not in compliance with this Section 13 shall be null and void.

The appropriate legends, as follows, will be placed on the certificates representing the Common Shares issued on conversion of the Debenture denoting the restrictions on transfer imposed by applicable Securities Laws and the policies of the TSX Venture Exchange, including but not limited to the following legends:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE MARCH 17, 2021.”

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR U.S. STATE SECURITIES LAWS. THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO BRIACELL THERAPEUTICS CORP. (THE “CORPORATION”), (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT PROVIDED BY (I) RULE 144 THEREUNDER IF AVAILABLE OR (II) RULE 144A THEREUNDER, IF AVAILABLE, AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE U.S. STATE SECURITIES LAWS, (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, PROVIDED THAT, IN THE CASE OF TRANSFERS PURSUANT TO (C)(I) OR (D) ABOVE, THE HOLDER HAS, PRIOR TO SUCH TRANSFER, FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE CORPORATION. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

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and if required:

“WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT MARCH 17, 2021.”

14.	Certain Requirements re: Successor Corporations

The Corporation shall not, directly or indirectly, sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets as an entirety to any other entity, and shall not consolidate, amalgamate, reorganize or merge with or into any other corporation (any such other entity or corporation being herein referred to as a “successor corporation”) unless:

(a)	the successor corporation shall execute, prior to or contemporaneously with the consummation of any such transaction, such instruments as are reasonably necessary to evidence the assumption by the successor corporation of the due and punctual payment of the outstanding amount of this Debenture or the reservation and allotment for issuance of a sufficient number of common shares of the successor corporation to satisfy the conversion privilege and interest payment obligations hereunder and to observe and perform all the covenants and obligations of the Corporation under this Debenture and the Subscription Agreement;

(b)	such transaction shall be upon such terms as to preserve and not to impair any of the rights or powers of the Debentureholder hereunder, under the Subscription Agreement or any security pertaining hereto or thereto; and

(c)	immediately after giving effect to such transaction, no condition or event shall exist which constitutes an Event of Default, or may constitute an Event of Default after notice or lapse of time or both.

20.

15.	Vesting of Powers in Successors

Whenever the conditions of Section 14 have been fully observed and performed, the successor corporation shall possess and from time to time may exercise each and every right and power of the Corporation under this Debenture in the name of the Corporation or otherwise and any act or proceeding by any provision of this Debenture required to be done or performed by the Corporation or its officers may be done and performed with like force and effect by the successor corporation or its officers.

16.	Waiver

No waiver on the part of the Debentureholder in exercising any right or privilege hereunder and no waiver as to any Event of Default hereunder shall operate as a waiver thereof unless made in writing and signed by the Debentureholder. No written waiver shall preclude the further or other exercise by the Debentureholder of any right, power or privilege hereunder, or extend to or apply to any further Event of Default.

17.	Further Assurances

The Corporation shall from time to time forthwith on the Debentureholder’s request do, make and execute all such further assignments, documents, acts, matters and things as may be required by the Debentureholder with respect to give effect to the matters contemplated in the Credit Documents or any part thereof, including all matters contemplated in this Debenture.

18.	Notices

Any notice or communication to be given hereunder may be effectively given by delivering the same at the addresses hereinafter set forth or by sending the same by email or prepaid registered mail to the parties at such addresses. Any notice so mailed shall be deemed to have been received on the fifth (5th) Business Day next following the mailing thereof provided the postal service is in operation during such time. Any email notice shall be deemed to have been received on the Business Day next following the date of transmission. The mailing and email addresses of the parties for the purposes hereof shall respectively be:

if to the Debentureholder: To the address set out on the face page, with a copy to:

Garfinkle Biderman LLP
1 Adelaide Street East, Suite 801
Toronto, Ontario M5C 1J4

	Attention:	Shimmy Posen
	Email:	sposen@garfinkle.com

if to the Corporation:	BriaCell Therapeutics Corp.

3rd Floor, Bellevue Centre, 235-15th Street
West Vancouver, British Columbia V7T 2X1

	Attention:	Jamieson Bondarenko
	Email:	jbondarenko@briacell.com

21.

Either party may from time to time notify the other party hereto, in accordance with the provisions hereof, of any change of address which thereafter, until changed by like notice, shall be the address of such party for all purposes of this Agreement.

19.	Successors and Assigns

This Debenture shall be binding upon and shall enure to the benefit of the Corporation and the Debentureholder and their respective successors and assigns, provided that neither party shall assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.

20.	Governing Law and Submission to Jurisdiction

This Debenture and all other documents delivered to the Debentureholder hereunder shall be construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the Corporation and the Debentureholder hereby agrees that any legal suit, action or proceeding arising out of or relating to this Debenture and all such other documents may be instituted in the courts of the Province of Ontario only and the parties accept and irrevocably submit to the jurisdiction of the said courts, and acknowledge their competence and agree to be bound by any judgment thereof.

21.	The Debentureholder agrees that it shall be prohibited from exercising any portion of this Debenture if the aggregate number of Common Shares of the Corporation owned or controlled, directly or indirectly, by the Debentureholder and any affiliates of the Debentureholder (including common shares of which the Debentureholder has deemed beneficial ownership), collectively, as a result of such exercise would equal or exceed 4.99% of the issued and outstanding common shares of the Corporation calculated on the date of exercise of the Debenture.

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22.

DATED as of the ____ day of November, 2020.

BRIACELL THERAPEUTICS CORP.

By:
Authorized Signatory

Signature Page Debenture

SCHEDULE “A”

CONVERSION NOTICE

TO: BRIACELL THERAPEUTICS CORP.

Reference is made to the Unsecured Convertible Debenture of BriaCell Therapeutics Corp. dated November 16, 2020. Any term not otherwise defined in this Notice shall have the meaning ascribed to it in the Debenture.

The undersigned Debentureholder of the Debenture hereby gives notice that it elects to convert certain Indebtedness for the undernoted number of Common Shares in accordance with the terms of the Debenture and as follows.

Amount of Indebtedness Being Converted:	$_____________________

Common Shares to be Issued:	______________________

Effective Date:	______________________

The undersigned hereby directs that the shares are to be issued and delivered as follows:

Registration Instructions:	Delivery Instructions:

Any unpaid interest shall be paid by cash

Dated this ______day ______________, 20______.

EVERGREEN CAPITAL MANAGEMENT LLC

Per:
Name:
Title:
(authorized signing officer)

Instructions for Conversion

This conversion notice is to be signed by the Debentureholder.

The Debenture must be surrendered at the office of the Corporation, located at 3rd Floor, Bellevue Centre, 235-15th Street West Vancouver, British Columbia V7T 2X1

Fractional Common Shares will not be issued on any conversion and if any fractional Common Shares would be delivered upon conversion of any amount hereunder, the number of Common Shares to be issued shall be rounded down to the nearest whole Common Share.

Upon surrender of the Debenture, the Corporation will issue to the Debentureholder the number of shares converted and shall deliver a certificate(s) or other evidence of such shares. The Corporation shall also deliver a new debenture in the event of a partial conversion.

If Common Shares are to be issued in the name of a person other than the Debentureholder, all requisite transfer taxes must be tendered by the Debentureholder.

2.

SCHEDULE “B”
TRANSFER FORM

TO:	BRIACELL THERAPEUTICS CORP.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto:

Name

Address

Social Insurance Number, Social Security Number, or Tax Identification Number

$______________ of the principal amount of Debenture registered in the name of the undersigned represented by the within certificate (which amount must be $1,000 or an integral multiple thereof) and do hereby irrevocably constitute and appoint the Corporate Secretary of the Corporation attorney to transfer the said Debenture on the books of the Corporation with full power of substitution in the premises.

DATED this _________ day of ____.

Signature of Debentureholder

Name of Debentureholder (Please Print)

Authorized Signature Name and Title